Exhibit 99.1

STRATUM HOLDINGS, INC.

Three Riverway, Suite 1500

Houston, Texas 77056

(713) 479-7000

Fax (713) 975-6271

Contact:
D. Hughes Watler, Jr.	OTC: STTH.OB
Chief Financial Officer
(713) 479-7000
www.stratum-holdings.com

STRATUM HOLDINGS ANNOUNCES SALE OF

TRADESTAR CONSTRUCTION SERVICES, INC.

Houston, Texas – October 29, 2007. Stratum Holdings, Inc. today announced that it has completed the sale of substantially all of the assets of its construction staffing subsidiary, Tradestar Construction Services, Inc., to a private construction staffing company. Included in the sale are Tradestar’s construction staffing centers in Albuquerque, New Mexico; Phoenix and Tempe, Arizona; and Las Vegas, Nevada. The acquiring company expects to continue operating these construction staffing centers under the Tradestar name for the near term.

Stratum received cash proceeds of $3,200,000 at closing of the sale and expects to receive additional cash proceeds in January 2008 as a working capital adjustment. The Company anticipates reporting a pre-tax gain from the sale of these assets in the fourth quarter of 2007. The Company has applied the sales proceeds to the repayment of debt and other accrued obligations including the payment of the entire indebtedness of Tradestar Construction Services, Inc. to a major banking institution under a revolving credit agreement.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, and the timing and number of additional acquisitions made by Stratum. Forward-looking statements are based on currently available information, and Stratum assumes no obligation to update any such statements. A list of additional risk factors can be found in Stratum’s annual report on Form 10-KSB for the year ended December 31, 2006 filed with the US Securities and Exchange Commission.

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Stratum Holdings, Inc. is a staffing holding company specializing in energy services. Those services are conducted through its wholly-owned subsidiaries, Petroleum Engineers, Inc. in Houston, Texas and Lafayette, Louisiana, and Decca Consulting, Ltd. in Calgary, Alberta. Through October 26, 2007, the Company conducted operations in a second segment, construction staffing. Operations in a third segment, oil and gas exploration and production, are conducted through a wholly-owned subsidiary, CYMRI, L.L.C., with offices in Houston.